Exhibit 99(d)(1)(E)
GLU MOBILE INC.
STOCK OPTION AWARD AGREEMENT
2007 EQUITY INCENTIVE PLAN
(For Non-US Participants)
     Unless otherwise defined herein, the terms defined in the Company’s 2007 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Award Agreement (the “Agreement”).
     Participant has been granted an option to purchase Shares (the “Option”), subject to the terms and conditions of the Plan (and where applicable subject to the additional terms and conditions of the Sub-Plan for China Employees, the Sub-Plan for Hong Kong Employees or the Sub-Plan for U.K. Employees, each a “Sub-Plan”), the Notice of Stock Option Grant (“Notice of Grant”) and this Agreement.
     1. Vesting Rights. Subject to the applicable provisions of the Plan and this Agreement, the Option may be exercised, in whole or in part, in accordance with the schedule set forth in the Notice of Grant.
     2. Termination Period.
          (a) General Rule. Except as provided below, and subject to the Plan, the Option may be exercised for three months after termination of Participant’s employment with the Company. In no event shall the Option be exercised later than the Term/Expiration Date set forth in the Notice of Grant.
          (b) Death; Disability. Upon the termination of Participant’s employment with the Company by reason of his or her Disability or death, or if a Participant dies within three months of the Termination Date, the Option may be exercised for twelve months in the case of death, and six months in the case of Disability, after the Termination Date, provided that in no event shall the Option be exercised later than the Term/Expiration Date set forth in the Notice of Grant.
          (c) Cause. Upon the termination of Participant’s employment by the Company for Cause, the Option shall expire on such date of Participant’s Termination Date.
     3. Grant of Option. The Participant named in the Notice of Grant has been granted an Option for the number of Shares set forth in the Notice of Grant at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.
     4. Exercise of Option.
          (a) Right to Exercise. The Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice of Grant and the applicable provisions of the Plan and this Agreement. In the event of Participant’s death, Disability, Termination for Cause or other Termination, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice of Stock Option Grant and this Agreement.
          (b) Method of Exercise. The Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be delivered in person, by mail, via electronic signature, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.
          (c) No Shares shall be issued pursuant to the exercise of the Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Participant on the date the Option is exercised with respect to such Exercised Shares.
     5. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant (if not specified by the Company):

          (a) cash; or
          (b) check; or
          (c) a “broker-assisted” or “same day sale” (as described in Section 11(d) of the Plan); or
          (d) other method authorized by the Company.
     6. Non-Transferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by the Participant. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.
     7. Term of Option. The Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Notice of Grant, the Plan and the terms of this Agreement.
     8. Responsibility for Taxes. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant even if technically due by the Company or the Employer (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting, exercise, or settlement of the Option, the issuance of Shares upon settlement of the Option, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
     Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
     (a) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or
     (b) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or
     (c) withholding in Shares to be issued upon exercise of the Option.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the exercise, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

     9. Entire Agreement; Governing Law; Language. The Plan is incorporated herein by reference. The Plan, the Sub-Plan (where applicable), the Notice of Grant, and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Agreement is governed by the laws of the State of Delaware, U.S.A., except for that body of law pertaining to conflict of laws.
     For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, including the Appendix, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, U.S.A., and agree that such litigation shall be conducted only in the courts of Santa Mateo County, California, U.S.A., or the federal courts for the United States for the Northern District of California, U.S.A., and no other courts, where this grant is made and/or to be performed.
     If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
     10. Nature of Grant. In accepting the grant, the Participant acknowledges that:
          (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
          (b) the Option is granted voluntary and occasional and does not create any contractual or other right to receive a future option grant, or benefits in lieu of the Option, even if an option has been granted repeatedly in the past;
          (c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
          (d) the Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship at any time with or without cause;
          (e) the Participant is voluntarily participating in the Plan;
          (f) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment contract, if any;
          (g) the Option is not intended to replace any pension rights or compensation;
          (h) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any Subsidiary or affiliate of the Company;
          (i) the Option and the Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or affiliate of the Company;
          (j) the future value of the underlying Shares is unknown and cannot be predicted with certainty;
          (k) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim;

          (l) in the event of involuntary termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to receive the Option and vest in the Option under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of his or her Option grant; and
          (m) the Option grant and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
     11. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal, and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
     12. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and affiliates (the “Company Group”) for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.
     The Participant understands that the Company Group and the Employer hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all options or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
     The Participant understands that Data will be transferred to E*Trade Financial Services, Stock Option Solutions and/or to such other stock plan service provider as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan (a “Recipient”). The Participant understands that Recipients of the Data may be located in the United States or elsewhere and that the Recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of all Recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company Group, the Recipients and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact U.S. human resources.
     13. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
     14. Signatures. Your acceptance of this Agreement and any other written agreement entered into between you and the Company with respect to the Option (including but not limited to the Stock Option Exercise Agreement (in substantially the form attached hereto as Exhibit A) shall be considered an electronic signature for all legal purposes, and such acceptances and acknowledgements shall be enforceable pursuant to applicable law.

     15. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     16. Appendix. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix attached as Exhibit B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
     17. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan and the Option grant to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
     By your signature and the signature of the Company’s representative on the Notice of Grant (which in each case may be electronic), you and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan, the Notice of Grant, and this Agreement. Participant has reviewed the Plan, the Notice of Grant, and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice of Grant, and fully understands all provisions of the Plan, the Notice of Grant, and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice of Grant, and the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated on the Notice of Grant.

EXHIBIT A
GLU MOBILE INC.
2007 EQUITY INCENTIVE PLAN
STOCK OPTION EXERCISE AGREEMENT
(Non-US Participants)
     1. Exercise of Option. Pursuant to exercise of that certain option (the “Option”) granted to me (“Purchaser”) under the Company’s 2007 Equity Incentive Plan, as such may be amended from time to time (the “Plan”) and subject to the terms and conditions of this Stock Option Exercise Agreement (this “Exercise Agreement”) and the associated Stock Option Grant Agreement (the “Agreement”), Purchaser hereby purchases from the Company, and the Company hereby sells to Purchaser, the Total Number of Shares set forth above in an exercise instruction (the “Shares”) of the Company’s Common Stock, at the Exercise Price Per Share assigned to the Option being exercised (the “Exercise Price”). As used in this Exercise Agreement, the term “Shares” refers to the Shares purchased under this Exercise Agreement and includes all securities received (a) in replacement of the Shares, (b) as a result of stock dividends or stock splits with respect to the Shares, and (c) all securities received in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction.
     2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Shares.
     3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Agreement and agrees to abide by and be bound by their terms and conditions.
     4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to the Participant as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 2.6 of the Plan.
     5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.
     6. Entire Agreement; Governing Law. The Plan and the Agreement are incorporated herein by reference. This Exercise Agreement, the Plan and the Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Exercise Notice, the Agreement and the Plan are governed by, and subject to, the laws of the State of Delaware, U.S.A., without regard to the conflict of law provisions.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant, the Agreement or this Exercise Notice, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, U.S.A., and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where the exercise is made and/or to be performed.

EXHIBIT B
APPENDIX OF
SPECIAL TERMS AND CONDITIONS OF THE
GLU MOBILE INC.
2007 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT
(For Non-US Employees)
TERMS AND CONDITIONS
This Exhibit B, which is part of the Agreement, contains the Appendix of additional terms and conditions of the Agreement that will apply to the Participant if he or she resides in one of the countries listed below. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement.
NOTIFICATIONS
This Exhibit B also includes information regarding exchange control and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2009. Such laws are often complex and change frequently. The Company therefore strongly recommends that the Participant not rely on the information in this Exhibit B as the only source of information relating to the consequences of his or her participation in the Plan because such information may be outdated when the Participant exercises the Option and/or sells any Shares issued pursuant to the exercise of the Option.
In addition, the information contained in this Exhibit B is general in nature and may not apply to the Participant’s particular situation. As a result, the Company cannot assure the Participant of any particular result. The Participant is therefore advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
Finally, if the Participant is a citizen or resident of a country other than that in which he or she is currently working, the information contained herein may not apply to the Participant.
ARGENTINA
NOTIFICATIONS
Securities Law Information. Neither the Option nor the Shares subject to the Option are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Notification. Depending upon the method of exercise chosen for the Option, the Participant may be subject to restrictions with respect to the purchase and/or transfer of U.S. dollars pursuant to Argentine currency exchange regulations. The Company reserves the right to restrict the methods of exercise if required under Argentine laws.
Under current regulations adopted by the Argentine Central Bank (the “BCRA”), the Participant may purchase and remit foreign currency with a value of up to US$2,000,000 per month for the purpose of acquiring foreign securities, including Shares, without prior approval from the BCRA. However, the Participant must register the purchase with the BCRA and execute and submit an affidavit to the entity selling the foreign currency confirming that the Participant has not purchased and remitted funds in excess of US$2,000,000 during the relevant month.
In the event that the Participant transfers proceeds in excess of US$2,000,000 from the sale of Shares into Argentina in a single month, the Participant will be required to place 30% of any proceeds in excess of US$2,000,000 in a non-interest-bearing, dollar-denominated mandatory deposit account for a holding period of 365 days.
The Participant must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the exercise of the Option.

AUSTRALIA
TERMS AND CONDITIONS
Australian Addendum. The Participant’s right to participate in the Plan and the Option granted under the Plan are subject to an Australian Addendum to the Plan. The Participant’s right to exercise the Option is subject to the terms and conditions stated in the Australian Addendum, the Offer Document, the Plan, the Agreement and this Appendix.
NOTIFICATIONS
Securities Law Information. If the Participant acquires Shares pursuant to the Options and offers the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice on disclosure obligations prior to making any such offer.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, the Participant will be required to file the report.
BRAZIL
TERMS AND CONDITIONS
Compliance with Law. By accepting the Option, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the exercise of the Option, the receipt of any dividends, and the sale of Shares acquired under the Plan.
NOTIFICATIONS
Exchange Control Information. If the Participant is resident or domiciled in Brazil, the Participant will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is US$100,000 or more. Assets and rights that must be reported include Shares.
CANADA
TERMS AND CONDITIONS
The following provision replaces Sections 2(b) and (c) of the Agreement:
Termination Period. In the event that the Participant ceases to be a Service Provider for any reason other than death or Disability (whether or not in breach of local labor laws), the Participant’s right to vest in the Option will terminate effective [three months] after the earlier of the following dates: (i) the date on which the Participant receives notice of termination of service as an Employee or Consultant; or (ii) the date on which the Participant is no longer actively providing service as an Employee or Consultant, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory, regulatory and/or common law). The Company shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the Option.
The following provision supplements Section 5 of the Agreement:
Form of Payment. Due to legal restrictions in Canada and notwithstanding any language to the contrary in the Plan, the Participant is prohibited from surrendering Shares that he or she already owns or from attesting to the ownership of Shares to pay the Exercise Price or any Tax-Related Items in connection with the Option.
Data Privacy Notice and Consent. This provision supplements Section 12 of the Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or otherwise, involved in the administration and operation of the Plan. The Participant further authorizes the Company and/or any Subsidiary or affiliate of the Company to record such information in his or her employee file.

CHILE
NOTIFICATIONS
Securities Law Information. Neither the Company nor Shares acquired under the Plan are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.
Exchange Control Information. Exchange control regulations will apply if the Participant remits more than US$10,000 upon exercise of the Option and if the Participant’s aggregate investments abroad are US$5,000,000 or more.
Tax Reporting and Registration Information. The Participant must file Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad” in relation to any Shares acquired under the Plan that are held abroad. In addition, if the Participant wishes to receive credit in Chile for any tax paid abroad on any dividends received pursuant to the Shares, the Participant must register the purchase of Shares with the Chilean Internal Revenue Service (the “CIRS”) and also file Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad.” These forms must be submitted through the CIRS web page at www.sii.cl.
Registration of the purchase of Shares with the CIRS will also provide evidence of the acquisition price of the Shares, which the Participant will need when the Shares are sold. It may also be possible for the Participant to provide other evidence in the form of the Agreement or a report of the Exercise Price and the number of Shares purchased and sold; however, neither the Company nor Citigroup Stock Plan Services nor Charles Schwab are under any obligation to provide the Participant with such a report. The Participant should consult with his or her personal legal and tax advisors regarding how to register with the CIRS (if desired).
CHINA (PRC)
TERMS AND CONDITIONS
The following provision supplements Sections 4(b) and 5 of the Agreement:
Cashless Exercise Restriction. Due to legal restrictions in China, the Participant is restricted to paying the Exercise Price and any Tax-Related Items by the cashless sell-all method of exercise pursuant to which the Participant shall deliver, together with an Exercise Notice or such other documentation as the Company in its sole and absolute discretion shall require, irrevocable instructions to a broker approved by the Company to (i) sell the Shares acquired upon exercise of the Option and (ii) deliver to the Company the amount of sale proceeds required to pay the Exercise Price and any Tax-Related Items. The balance of the sale proceeds, if any, will be delivered to the Participant, but the Participant is not entitled to hold any Shares. The Company reserves the right to provide the Participant with additional methods of paying the Exercise Price depending on the development of local laws.
Exchange Control Restriction. The Participant understands and agrees that, due to exchange control laws in China, immediate repatriation to China of the cash proceeds from the cashless exercise of the Option is required, unless the Participant is a non-PRC citizen. The Participant further understands that, under PRC law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Employer or another Subsidiary or affiliate of the Company. The Participant hereby consents and agrees that the cash proceeds from the cashless exercise of the Option may be transferred to such special account prior to being delivered to him or her. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
FRANCE
TERMS AND CONDITIONS
Consent to Receive Information in English. By accepting the Option, the Participant confirms having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.
En acceptant cette Option, le Titulaire de l’Option confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Titulaire de l’Option accepte les dispositions de ces documents en connaissance de cause.
NOTIFICATIONS
Exchange Control Information. If the Participant imports or exports cash (e.g., sales proceeds received under the Plan) with a value equal to or exceeding €7,600 and does not use a financial institution to do so, he or she must submit a report to the customs and excise authorities. If the Participant maintains a foreign bank account, he or she is required to report such account to the French tax authorities when filing his or her annual tax return.
GERMANY
NOTIFICATIONS
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Participant. In addition, the Participant must report any receivables, payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.
ITALY
TERMS AND CONDITIONS
The following provision supplements Sections 4(b) and 5 of the Agreement:
Cashless Exercise Restriction. Due to legal restrictions in Italy, the Participant is restricted to paying the Exercise Price and any Tax-Related Items by the cashless sell-all method of exercise pursuant to which the Participant shall deliver, together with an Exercise Notice or such other documentation as the Company in its sole and absolute discretion shall require, irrevocable instructions to a broker approved by the Company to (i) sell the Shares acquired upon exercise of the Option and (ii) deliver to the Company the amount of sale proceeds required to pay the Exercise Price and any Tax-Related Items. The balance of the sale proceeds, if any, will be delivered to the Participant, but the Participant is not entitled to hold any Shares. The Company reserves the right to provide the Participant with additional methods of paying the Exercise Price depending on the development of local laws.
The following provision replaces Section 12 of the Agreement:
Data Privacy Notice and Consent. The Participant acknowledges that his or her personal data is collected, used, processed and transferred outside of the European Union, as described in this Agreement by and among, as applicable, the Employer, the Company and any Subsidiary or affiliate of the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. The Participant understands that the Employer and/or the Company hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, national insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
The Participant is aware that providing the Company with the Data is necessary for the performance of this Option Agreement and that the Participant’s refusal to provide the Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to exercise or realize benefits from the Option. The Participant’s Data shall be accessible within the Company’s organization only by the persons specifically charged with Data-processing operations and by the persons that need to access the Data because of their duties and position in relation to the performance of the contract. The Controller of personal data-processing is Glu Mobile Inc., with registered offices at 2207 Bridgepointe Parkway, Suite 250, San Mateo, CA 94404, U.S.A, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is           , with registered offices at            .
The Participant understands that Data will be transferred to E*Trade Financial Services, Stock Options Solutions and/or to such other stock plan service provider as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan and that Data may be transferred to certain other third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom he or she may elect to deposit any Shares acquired upon exercise of the Option. The Participant understands that these recipients, which may receive, possess, use, retain and transfer such Data for the above-mentioned purposes, may be located in the Participant’s country, or elsewhere, including outside of the European Economic Area (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections than Participant’s country. The processing activity, including communication and transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to the implementation, administration and management of the Plan.

The Participant understands that Data-processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003. The Participant understands that Data will be held only as long as is required by the law or is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that, pursuant to Article 7 of Legislative Decree No. 196/2003, the Participant has the right, without limitation, to access, delete, update, request the rectification of the Participant’s Data and cease, for legitimate reasons, the Data-processing. Furthermore, the Participant is aware that the Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: .
Plan Document Acknowledgment. By accepting the Option, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Exhibit B, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Exhibit B.
The Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Section 1 “Vesting Rights”; Section 2 “Termination Period”; Section 6 “Non-Transferability of Option”; Section 8 “Responsibility for Taxes”; Section 9 “Entire Agreement; Governing Laws; Language”; Section 10 “Nature of Grant”; Section 17 “Imposition of Other Requirements”; and the “Data Privacy Notice and Consent” provision included above in this Exhibit B.
NOTIFICATIONS
Exchange Control Information. The Participant is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. The Participant is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on the Participant’s behalf.
MEXICO
TERMS AND CONDITIONS
The following provisions supplement Section 10 of the Agreement:
No Entitlement or Claims for Compensation. By accepting the Option, the Participant understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The invitation that the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 2207 Bridgepointe Parkway, Suite 250, San Mateo, CA 94404, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and, in Participant’s case, the acquisition of Shares does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole employer is Glu Mobile Mexico S de R.L. de C.V., nor does it establish any rights between the Participant and the Employer.
Plan Document Acknowledgment. By accepting the Option, the Participant acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by signing the Agreement, the Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 10 of the Agreement, in which the following is clearly described and established: (a) participation in the Plan does not constitute an acquired right; (b) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (c) participation in the Plan is voluntary; and (d) the Company and its Subsidiaries and affiliates are not responsible for any decrease in the value of the Shares underlying the Option.

Finally, the Participant hereby declares that he or she does do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Subsidiaries and affiliates with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral. Estas disposiciones complementan el Sección 10 del Acuerdo:
Por medio de la aceptación de la Opción, quien tiene la opción manifiesta que entiende y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.
Declaración de Política. La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en 2207 Bridgepointe Parkway, Suite 250, San Mateo, CA 94404, U.S.A, EE.UU., es la única responsable por la administración del Plan y de la participación en el mismo y, en el caso del que tiene la opción, la adquisición de Acciones no establece de forma alguna, una relación de trabajo entre el que tiene la opción y la Compañía, ya que la participación en el Plan por parte del que tiene la opción es completamente comercial y el único patrón es Glu Mobile Mexico S de R.L. de C.V., así como tampoco establece ningún derecho entre el que tiene la opción y el patrón.
Reconocimiento del Plan de Documentos. Por medio de la aceptación de la Opción, el que tiene la opción reconoce que ha recibido copias del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al firmar el Acuerdo, el que tiene la opción reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en el Sección H del Acuerdo, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (a) la participación en el Plan no constituye un derecho adquirido; (b) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (c) la participación en el Plan es voluntaria; y (d) la Compañía, así como sus Subsidiarias o filiales no son responsables por cualquier detrimento en el valor de las Acciones en relación con la Opción.
Finalmente, por medio de la presente quien tiene la opción declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a sus Subsidiarias o filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
POLAND
TERMS AND CONDITIONS
The Option will be granted over newly-issued Shares only. In no event will treasury Shares be issued.
NOTIFICATIONS
Exchange Control Information. Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €10,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.
UNITED KINGDOM
The following provisions supplement Section 8 of the Agreement:
Tax and National Insurance Contributions Acknowledgment. The Participant agrees that, if he or she does not pay or the Employer or the Company does not withhold from the Participant the full amount of Tax-Related Items that he or she owes upon the exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Options (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective 90 days after the Taxable Event. The Participant agrees that the loan will bear interest at the official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Employer, by withholding in Shares issued upon exercise of the Option or from the cash proceeds from the sale of Shares or by demanding cash or a check from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares to the Participant unless and until the loan is repaid in full.
Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and Tax-Related Items are not collected from or paid by the Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 8 of the Agreement.
Joint Election for Transfer of Secondary Class 1 National Insurance Contributions to the Participant. As a condition of vesting and exercise of the Option and the subsequent issuance of the Shares to the Participant (or delivery of the sale proceeds if the Option is sold under the transferable stock option program), the Participant agrees to accept any and all liability for secondary Class 1 national insurance contributions (“Employer NICs”), which may be payable by the Company or the Employer in connection with the Option. To accomplish the foregoing, the Participant agrees to promptly execute a joint election between himself or herself and the Employer (the “Election”), in the form specified and/or approved for such Election by HMRC and provided to the Participant by the Company or the Employer, and any other consents or elections required to accomplish the transfer of the Employer NICs to the Participant. The Participant further agrees to promptly execute such other joint elections as may be required between himself or herself and any successor to the Company and/or the Employer.